EXHIBIT 10.42

                               LECROY CORPORATION
                             700 CHESTNUT RIDGE ROAD
                          CHESTNUT RIDGE, NY 10977-6499

                                                     January 6, 2003

Mr. Raymond F. Kunzmann
5 Kerry Court
Pearl River, New York 10965

Re:      Separation Agreement

Dear Ray:

         As we discussed with respect to your departure from LeCroy Corporation ("LeCroy" or the "Company"), your position as Chief Financial Officer will end on January 31, 2003, your employment will end on February 14, 2003 (the "Separation Date"). You and LeCroy have agreed to continued part-time employment on a reduced basis as set forth hereinafter for transitional purposes. By signing this Agreement, you waive all rights to rehire, reemployment or reinstatement to employment with the Company. You further acknowledge that you fully understand the Agreement's terms, contents, conditions and effect, and that no promise or representation of any kind has been made to you by or on behalf of the Company, other than as expressly contained in this Agreement. You and LeCroy agree that the terms of your separation are as follows.

          1. General; Payment for Covenants and Release. LeCroy and you will treat your separation as a voluntary resignation. Except as otherwise provided herein, no compensation, benefits or other amounts will accrue or be owing in respect of any period after the Separation Date, and no other liability of LeCroy or its affiliates shall accrue on account of such termination. As severance pay and in consideration for the mutual agreements stated herein, LeCroy has agreed to keep you on the payroll until July 31, 2004 (the period from February 14, 2003 through July 31, 2004 being hereinafter referred to as the "Term"), and during that period to pay you your base salary, at the rate of $220,000 per year, your bonus of $90,000 per year, and your car allowance of $10,800 per year. The salary, bonus and car allowance shall be payable in such regular installments as coincides with the Company's normal bi-weekly payroll. All compensation payable to you by Company shall be reduced by such amounts as are required by law. By accepting these payments and in signing this Agreement, you expressly acknowledge, state and affirm your obligations under Sections 5 and 6 hereof.

          2. Services. You hereby agree to make yourself available to the Company to provide miscellaneous services, consistent with the positions you held with the Company and the duties you performed for the Company, as follows: during the period February 15, 2003 and ending March 14, 2003, up to 16 hours per week; during the period March 15, 2003 and ending April 14, 2003, up to eight hours per week; during the period April 15, 2003 and ending May 14, 2003, at your convenience with no minimum number of hours per week. You will be paid for these services at an hourly rate based on your base salary.

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          3. Benefits. During the Term, LeCroy shall provide to you benefits that are consistent with the benefits provided under the benefit plans, practices, programs and policies of the Company (including without limitation any basic life insurance, health insurance, dental insurance) in effect for its most senior employees from time to time, but excluding the grant of additional stock options, accidental death or dismemberment and disability plans. To the extent that participation in such benefit plans is not allowed by law or terms of the related plan (such the Company's 401(k) plan), you will be paid an equivalent amount at the time such benefit would have been paid and at the rate paid or provided to you in your last full year of employment. You may keep your cellular telephone, leather work bag, personal computer (including any non-proprietary software currently installed thereon) and printer and the Company hereby coveys them to you without further consideration. The Company will continue to pay for the cellular telephone usage during the Term up to an amount that is reasonable based on historical usage as an employee. After the Term, the Company will use its best effort to allow you to retain your current cellular telephone number (845-450-5068). In addition, you will also be entitled to receive up to $10,000 of outplacement services through the provider of your choice.

          4. Stock Options. During the Term, all stock options and restricted stock currently held by you shall continue to vest in accordance with their respective terms. You understand that the changes being made herein will likely cause any stock options that were intended to be Incentive Stock Options under the Internal Revenue Code of 1986, as amended, to lose that status. Based on the stock options and restricted stock held by you on the date of this Agreement, at the conclusion of the Term, you will have unvested stock options in an aggregate of 21,000 shares. Ninety (90) days after the end of the Term, all of such stock options shall expire to the extent not exercised. During the period commencing on the date hereof and ending at the expiration of the Term, you shall have the right to participate in any Company sponsored offer to purchase any stock options to the same extent as if you were an employee at that time.

          5. Confidential Information.

          (a) As used in this Agreement, the term "Confidential Information" means all information of the Company, or of a third party that has disclosed or entrusted such information to the Company in confidence, except information that you demonstrate by clear and convincing evidence:

         (i) was known to you prior to its disclosure to you by the Company, as evidenced by written documents predating the commencement of your employment relationship with the Company;
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         (ii)     was public knowledge at the time of its disclosure to you by the Company, or becomes public knowledge after such disclosure, through no action or omission on your part; or

         (iii) is lawfully disclosed or made available to you by a third party having no obligation to the Company, or to any third party who disclosed or entrusted such information to the Company in confidence, to maintain the confidentiality of such information.

          (b) All Confidential Information will remain the exclusive property of the Company or the disclosing or entrusting third party, as the case may be, and will be used by you exclusively for authorized purposes in connection with your employment relationship with the Company. You will maintain the confidentiality of all Confidential Information and hold it in trust for the exclusive benefit of the Company or such third party, as the case may be. Unless previously authorized in writing by the Company, you will not use or disclose Confidential Information for any other purpose or for the benefit of yourself or others.

          (c) You will promptly deliver to the Company, upon request, all business plans and other documents and tangible media that contain or reflect Confidential Information (including all copies, reproductions, digests, abstracts, analyses, and notes) in your custody or control and you will destroy any related computer entries on computer equipment not owned by the Company, including you personal computer after it is conveyed to you by the Company.

          6. Certain Covenants. You hereby covenant as follows, which covenants will be in addition to, and not exclusive of, any other, similar obligations to which you may be subject from time to time.

          (a) Non-Solicitation, Etc. Through the end of the Term (which period will automatically be extended by a period of time equal to any period in which you are in breach of any obligations under this Section 6; which period, including any such extension, the "Restricted Period"), you will not directly or indirectly recruit, solicit, induce, or attempt to induce any of the employees or consultants of the Company to terminate their employment or consulting relationship with the Company.

          (b) Non-Solicitation of Customers, Suppliers, Etc. During the Restricted Period, you will not directly or indirectly solicit, divert, take away, or attempt to divert or take away, from the Company any of the business or patronage of any of its actual or potential customers, clients, accounts, vendors, or suppliers, or induce or attempt to induce any such person or entity to reduce the amount of business it does with the Company.

          (c) Non-Competition. During the Restricted Period, you will not engage, directly or indirectly, as a proprietor, equity holder, investor (except as a passive investor holding not more than 1% of the outstanding capital stock of a publicly held company), lender, partner, director, officer, employee, consultant, or representative, or in any other capacity, in the business of designing, manufacturing and/or distributing oscilloscopes.

          7. Equitable Remedies. You hereby acknowledge that any breach by you of your obligations under this Agreement would cause substantial and irreparable damage to the Company, and that money damages would be an inadequate remedy. Accordingly, you acknowledge and agree that the Company will be entitled to an injunction, specific performance, and/or other equitable relief to prevent the breach of such obligations (in addition to all other rights and remedies to which the Company may be entitled in respect of any such breach).

          8. Modification. In the event that a court of competent jurisdiction determines that any of the provisions of this Agreement would be unenforceable as written because they cover too extensive a geographic area, too broad a range of activities, or too long a period of time, or otherwise, then such provisions will automatically be modified to cover the maximum geographic area, range of activities, and period of time as may be enforceable, and in addition, such court is hereby expressly authorized so to modify this Agreement and to enforce it as so modified.

          9. Release. In consideration of the payments, benefits and other agreements set forth in this Agreement, you, for yourself and for your heirs, executors, administrators, estates, agents, representatives and assigns (collectively, the "Releasor") hereby, to the extent permitted by law, voluntarily, irrevocably and unconditionally releases and forever discharges the Company, its affiliated entities, its and their predecessor and successor organizations and assigns, and each of its and their present, former and future directors, officers, employees, agents, and legal representatives (collectively, the "Releasees") from all actions, causes of action, suits, debts, sums of money, accounts, covenants, contracts, agreements, promises, damages, judgments, demands and claims whatsoever, whether known or unknown, suspected or unsuspected, in law or equity, whether statutory or common law, whether federal, state, local or otherwise, arising out of or in connection with your hiring or employment at the Company or the termination of that employment, including but not limited to claims arising under the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Americans With Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, the Immigration Reform and Control Act of 1986, the New York Human Rights Law, the common law of New York and all other claims that the Releasor now has, owns, or holds, or claims to have, own or hold, or which at any time heretofore had owned or held, or claimed to have owned or held, or which the Releasor at any time hereafter may have, own or hold, or claim to have owned or held against each or any or all of the Releasees; provided however, that nothing in this Release is intended to or does release any claims or rights the Releasor has or may have arising out of this Agreement or the breach thereof, any workers' compensation statute, or any claim to vested benefits under any 401(k), pension, retirement or other benefit plan protected by the Employee Retirement Income Security Act (ERISA), or any rights to contribution or indemnity (whether under any applicable company by-laws, certificate of incorporation, common law, statute or regulation) or which Releasor may have against the Releasees, all of which are expressly excluded from this Release.

          10. Release by the Company. In consideration of this Agreement, the Company hereby, to the extent permitted by law, voluntarily, irrevocably and unconditionally releases and forever discharges you (including your heirs, executors, administrators, estates, agents, relatives, representatives and assigns) from all actions, causes of action, suits, debts, sums of money, accounts, covenants, contracts, agreements, promises, damages, judgments, demands and claims whatsoever, whether known or unknown, suspected or unsuspected, in law or equity, whether statutory or common law, whether federal, state, local or otherwise, arising out of or in any way related to your employment at the Company, including all such claims that the Company now has, owns, or holds, or claims to have, own or hold, or which at any time heretofore had owned or held, or claimed to have owned or held, or which the Company at any time hereafter may have, own or hold, or claim to have owned or held against you; provided however, that nothing in this Release is intended to or does release any claims or rights the Company has or may have against you arising out of this Agreement or the breach thereof, which claims are expressly excluded from this Release.

          11. Non-Disparagement. The parties agree that they will not make, disseminate or publish false or disparaging remarks about the other. This provision will not be construed to prevent you from describing your duties on behalf of the Company in connection with any effort to obtain employment. The foregoing is further agreed and understood not to limit, or impact in any way, the parties' obligations to testify honestly and accurately in legal proceedings. The Company agrees to provide a favorable reference with respect to you to any prospective employers.

          12. Further Assurances and Cooperation. Each party shall execute and deliver all such further documents and instruments and do all acts and things as the other party may after the date hereof reasonably require to carry out or better evidence or perfect the full intent and meaning of this Agreement. Each party hereto agrees to cooperate with the other hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have risen or which may arise following the signing of this Agreement. Each party hereto agrees to consult with each other before issuing any press release with respect to your termination and shall not issue any such press release without such prior consultation except as may be required by law or any listing agreement with the Nasdaq National Market. The parties have agreed on the text of a press release which the Company will issue to announce your resignation.

          13. Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

          14. Breach. In the event you breach any provision of this Agreement, you shall forfeit from the date of such breach all rights to receive any payments and benefits due to you hereunder and LeCroy shall be released from any obligation it may have to provide you with such payments and benefits.

          15. Amendments and Waivers. No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and fully executed by the parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

          16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          17. Successors and Assigns. All terms of this Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

          18. Governing Law. This Agreement and the performance hereof shall be interpreted and construed in accordance with the internal laws of the State of New York, without reference to principles of conflicts or choice of law.

          19. Effect of Headings. The introduction and paragraph headings in this Separation Agreement are for convenience of reference only and shall not affect the construction hereof.

          20. Acknowledgments; Return Date. In signing this Agreement, you give LeCroy assurance that you have had a full and reasonable opportunity to consider its terms; that you have read and understood all of those terms; that your acceptance of this Agreement is freely and voluntarily given.; and that you acknowledge that in exchange for executing this Agreement and releasing any and all claims under the Age Discrimination in Employment Act, as well as the other laws reflected herein, you are receiving consideration which you would not otherwise receive; and that the only consideration for signing this Agreement is set forth herein, and no other promise, agreement, or representation of any kind has been made to him by any person or entity to cause him to sign this Agreement. If the terms of this Agreement are acceptable to you, please sign and return this letter to Janet Marino no later than forty-five (45) days from the date you receive it. If you choose to sign this Agreement prior to the expiration of this forty-five (45) day period, you expressly waive your right to the balance of this period for such consideration. The enclosed copy of this Agreement, which you should also sign and date, is for your records. If you decide not to sign this Agreement and return it within the forty-five (45) day time period, you will not be eligible to receive the payments and benefits provided hereunder. This Agreement may be revoked in writing by you at any time during the period of seven (7) calendar days following the date of execution, so long as such revocation is communicated, in writing, to Janet Marino, LeCroy Corporation, 700 Chestnut Ridge Road, Chestnut Ridge, NY 10977, facsimile number
(845) 578-4461, with a copy to Roger D. Feldman of Fish & Richardson P.C. 225 Franklin Street, Boston, MA 02110-2804, facsimile number, (6175) 542-8906, so that it is received by Ms. Marino and Mr. Feldman before 5:00 p.m. on the seventh calendar following such execution. If such seven-day revocation period expires without the exercise of these revocation rights, then the obligations of this Agreement will become fully effective.

          21. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

                                Very truly yours,

                                LECROY CORPORATION

                                By: /s/ Thomas H. Reslewic
                                    ---------------------------

                                Name: Thomas H. Reslewic
                                      -------------------------
                               Title: President  & CEO




         I, the undersigned, having had the time to reflect, and having actually consulted with counsel of my choosing, freely accept the above terms of my separation. I acknowledge and agree that no representative of LeCroy has made any representation to or agreement with me relating to this Agreement which is not contained in the express terms of this Agreement. I acknowledge and agree that my execution and delivery of this Agreement is based upon my independent review of this Agreement, and I hereby expressly waive any and all claims or defenses by me against the enforcement of this Agreement which are based upon allegations or representations, projections, estimates, understandings or agreements by LeCroy or any of its representatives that are not contained in the express terms of this Agreement.

                                 Accepted and agreed:

                                By: /s/ Raymond F. Kunzmann
                                    -------------------------

                                Name: Raymond F. Kunzmann
                                      -----------------------

                                Date: January 6, 2003